Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

THERMO FISHER SCIENTIFIC INC.

THERMO FISHER SCIENTIFIC INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the certificate of incorporation of the Company, as theretofore amended and restated, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of forty thousand (40,000) shares of Series B Junior Participating Preferred Stock, par value $100 per share (the “Series B Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on January 24, 1996, filed a Certificate of Designation with respect to the Series B Preferred Stock in the office of the Secretary of State of the State of Delaware and that the Board of Directors of the Company, by resolution duly adopted. thereafter amended and restated the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions of the Series B Preferred Stock, and, on September 16, 2005, filed a Certificate of Amendment of Certificate of Designation with respect to the Series B Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Amended Certificate of Designation”).

2. That no shares of the Series B Preferred Stock are outstanding and no shares thereof will be issued subject to the Amended Certificate of Designation.

3. That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, at a meeting duly called and held on January 19, 1996, pursuant to the authority granted to and vested in the Board of Directors of the Company (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Company’s then-existing Certificate of Incorporation, the Board of Directors created a series of Preferred Stock, $100 par value (the “Preferred Stock”), of the Company and stated the designation and number of shares, and fixed the relative rights, preferences and limitations thereof as set forth in a certificate of designation of Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”) filed with the Secretary of State of the State of Delaware on January 24, 1996 (the “Certificate of Designation”);

WHEREAS, at a meeting duly called and held on September 15, 2005, pursuant to the authority granted to and vested in the Board of Directors, pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and in accordance with the provisions of the Company’s then-existing Amended and Restated Certificate of Incorporation, the Board adopted a resolution providing for the amendment and restatement of the Certificate of Designation, and the Company filed such certificate of amendment to the Certificate of Designation with the Secretary of State of Delaware on September 16, 2005 (the “Amended Certificate of Designation”);

WHEREAS, no shares of Series B Preferred Stock have, as of the date hereof, been issued or are outstanding, and no shares of Series B Preferred Stock will be issued subject to the Amended Certificate of Designation;

NOW THEREFORE, be it:

RESOLVED, that none of the authorized shares of the Series B Preferred Stock are outstanding, and that none will be issued subject to the Amended Certificate of Designation, and

FURTHER RESOLVED, that the appropriate officers of the Company, or any one or more of them, are hereby authorized in the name and on behalf of the Company, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series B Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Third Amended and Restated Certificate of Incorporation, as last amended November 9, 2006, all matters set forth in the Amended Certificate of Designation with respect to the Series B Preferred Stock;

FURTHER RESOLVED, that in accordance with the provisions of Section 151 of the DGCL, the Third Amended and Restated Certificate of Incorporation, as last amended November 9, 2006, is hereby amended to eliminate all references to the Series B Preferred Stock and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Company without designation as to series.

4. That, accordingly, all matters set forth in the Amended Certificate of Designation with respect to the Series B Preferred Stock be, and hereby are, eliminated from the certificate of incorporation, as heretofore amended and restated, of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by Seth H. Hoogasian, its Senior Vice President, General Counsel and Secretary, this 13th day of November, 2015.

/s/ Seth H. Hoogasian
Seth H. Hoogasian
Senior Vice President, General Counsel and Secretary